Exhibit 99.1

William M. Lyons Joins NIC Board of Directors

OLATHE, Kan.--(BUSINESS WIRE)--August 10, 2009--NIC Inc. (NASDAQ: EGOV) is pleased to announce the election of William M. Lyons, 53, to its Board of Directors as an independent director, effective immediately. Lyons was president and chief executive officer of American Century Companies, Inc., a Kansas City-based investment manager, until his retirement in March 2007.

“Bill Lyons is a welcome addition to the NIC Board of Directors,” said Harry Herington, Chairman of the Board and Chief Executive Officer of NIC. “His extensive and proven experience delivering growth at American Century lends itself well to the enhanced focus on growth we have at NIC.”

Lyons joined American Century in 1987 as assistant general counsel and also served as its general counsel, executive vice president, and chief operating officer. Lyons was named president in 1997 and chief executive officer in 2000. While at American Century, Lyons also was a senior executive of several operating subsidiaries, including American Century Investment Management, Inc., American Century Investment Services, Inc., and American Century Services Corp.

Lyons holds a bachelor’s degree in history from Yale University and a Juris Doctor degree from Northwestern University School of Law. He is currently a member of the board of directors of Morningstar, Inc. (NASDAQ: MORN), and other civic and not-for-profit entities.

About NIC

NIC is the nation’s leading provider of official government portals, online services, and secure payment processing solutions. The company’s innovative eGovernment services help reduce costs and increase efficiencies for government agencies, citizens, and businesses across the country. NIC provides eGovernment solutions for more than 3,000 federal, state, and local agencies that serve 97 million people in the United States. Additional information is available at http://www.nicusa.com.

CONTACT:
NIC Inc.
Nancy Beaton, 913-754-7054
nbeaton@nicusa.com